Exhibit 99.1

GameStop Reports Third Quarter 2011 Financial Results

Digital sales beat plan, increase 59%

iDevice trade velocity exceeds initial expectations

New stock buyback authorization announced

GRAPEVINE, Texas--(BUSINESS WIRE)--November 17, 2011--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today reported sales and earnings for the third quarter ended Oct. 29, 2011.

Financial Results

Total sales for the third quarter of 2011 were $1.95 billion, an increase of 2.5% compared to $1.90 billion in the prior year quarter. Total company comparable store sales were -0.6%, primarily impacted by lower than expected sales of new software. GameStop’s digital sales showed continued strength, increasing 59%, with console digital growing 63% and PC digital growing 51%. Pre-owned sales increased 3.1%.

New video game software grew 4.8%. The top five-selling games during the quarter were Gears of War 3 by Microsoft, Battlefield 3 and Madden NFL 12 by Electronic Arts, Batman: Arkham City by Warner Home Video Games and Deep Silver’s Dead Island.

Net earnings for the third quarter were $53.9 million compared to $54.7 million in the prior year quarter. As planned, the company continued to invest in its strategic initiatives, spending $0.03 per share during the quarter. Diluted earnings per share were in line with guidance at $0.39 compared to $0.36, including $0.02 of debt retirement costs, in the prior year quarter.

Paul Raines, chief executive officer, stated, “In the third quarter, GameStop outperformed the market and continued to execute against the long-term strategic plan through additional investments in digital and emerging businesses. We expect that our innovative digital, iDevice and gaming tablet businesses will supplement our leading retail business this holiday.

“As we begin the fourth quarter, the strong sell-through of November new title releases indicates a good start to the holiday season. We know that GameStop’s buy-sell-trade value proposition and PowerUp Rewards™ program with 14.5 million members place us on the short list of preferred shopping destinations.”

Earnings Guidance

For the fourth quarter of fiscal 2011, the company expects comparable store sales to range from flat to 2.0%. Diluted earnings per share are expected to range from $1.66 to $1.76.

GameStop is reiterating its full year diluted earnings per share guidance range of $2.82 to $2.92, representing a 6.4% to 10.2% increase over fiscal 2010. Full year comparable store sales are now expected to range from -1% to flat based on revised annual revenue growth of 2.0% to 3.0%.

Share Repurchase Update

During the third quarter, GameStop repurchased 1.92 million shares at an average price of $22.09, or $42.5 million worth of stock. The company also redeemed $125 million of its Senior Notes. At the end of the quarter, the company had approximately $180 million remaining of its current share and debt repurchase authorization.

Earlier this week, GameStop’s board of directors authorized a new $500 million share and debt repurchase program. This authorization replaces the amount remaining under the current plan announced in Feb. 2011. The funds will be used to repurchase the company’s stock and to call the $125 million of outstanding Senior Notes.

Rob Lloyd, chief financial officer, said, “GameStop’s commitment to improving return on invested capital and total shareholder return is underscored by today’s announcement of a new authorization of funds to be used for share buybacks and debt reduction.”

Under the program, GameStop may purchase shares or debt through open market purchases, debt calls or privately negotiated transactions in compliance with SEC regulations and other legal requirements. The timing and actual amount of shares or debt repurchased will depend on several factors, including price, capital availability and other market conditions. This repurchase program does not have any specific limitations and may be suspended or terminated at any time.

Conference Call and Webcast Information

A conference call with GameStop Corp.’s management is scheduled for Nov. 17, 2011 at 10:00 a.m. CST to discuss the third quarter sales and earnings results. The conference call will be simulcast online at http://investor.GameStop.com/. The conference call will also be archived on the website.

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop’s retail network and family of brands include 6,627 company-operated stores in 17 countries worldwide and online at www.GameStop.com. The network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer(R) magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; and a digital PC game distribution platform available at www.GameStop.com/pc.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2011, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 29, 2011 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

GameStop Corp.
Statements of Operations
(in millions, except per share data)

	13 weeks	13 weeks
	ended	ended
	Oct 29, 2011	Oct 30, 2010

Sales	$1,946.8	$1,899.2
Cost of sales	1,373.9	1,352.9

Gross profit	572.9	546.3

Selling, general and administrative
expenses	443.3	408.8
Depreciation and amortization	47.0	44.7

Operating earnings	82.6	92.8

Interest expense, net	5.2	9.7
Debt extinguishment expense	0.6	6.0

Earnings before income
tax expense	76.8	77.1

Income tax expense	23.1	22.8

Consolidated net income	53.7	54.3
Net loss attributable to noncontrolling interests	0.2	0.4
Consolidated net income attributable to GameStop	$53.9	$54.7

Net income per common share:
Basic[1]	$0.39	$0.36
Diluted[1]	$0.39	$0.36

Weighted average common shares
outstanding:
Basic	138.8	150.7
Diluted	139.8	153.3

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	70.6%	71.2%

Gross profit	29.4%	28.8%

Selling, general and administrative
expenses	22.8%	21.5%
Depreciation and amortization	2.4%	2.4%

Operating earnings	4.2%	4.9%

Interest expense, net	0.3%	0.5%
Debt extinguishment expense	0.0%	0.3%

Earnings before income
tax expense	3.9%	4.1%

Income tax expense	1.1%	1.2%
Consolidated net income	2.8%	2.9%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	2.8%	2.9%

[1] Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Statements of Operations
(in millions, except per share data)

	39 weeks	39 weeks
	ended	ended
	Oct 29, 2011	Oct 30, 2010

Sales	$5,971.9	$5,780.9
Cost of sales	4,235.6	4,147.0

Gross profit	1,736.3	1,633.9

Selling, general and administrative
expenses	1,328.5	1,217.6
Depreciation and amortization	140.4	129.4

Operating earnings	267.4	286.9

Interest expense, net	17.8	29.3
Debt extinguishment expense	0.6	6.0

Earnings before income
tax expense	249.0	251.6

Income tax expense	84.8	82.6

Consolidated net income	164.2	169.0
Net loss attributable to noncontrolling interests	1.0	1.2
Consolidated net income attributable to GameStop	$165.2	$170.2

Net income per common share:
Basic[1]	$1.17	$1.12
Diluted[1]	$1.16	$1.10

Weighted average common shares
outstanding:
Basic	140.8	151.8
Diluted	141.9	154.6

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	70.9%	71.7%

Gross profit	29.1%	28.3%

Selling, general and administrative
expenses	22.2%	21.1%
Depreciation and amortization	2.4%	2.2%

Operating earnings	4.5%	5.0%

Interest expense, net	0.3%	0.5%
Debt extinguishment expense	0.0%	0.1%

Earnings before income
tax expense	4.2%	4.4%

Income tax expense	1.4%	1.5%
Consolidated net income	2.8%	2.9%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	2.8%	2.9%

[1] Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Balance Sheets
(in millions, except per share data)

	Oct 29,	Oct 30,
	2011	2010
ASSETS:
Current assets:
Cash and cash equivalents	$442.6	$181.1
Receivables, net	58.1	58.8
Merchandise inventories	1,778.3	1,942.4
Prepaid expenses and other current assets	126.7	96.0
Deferred taxes	30.4	21.8
Total current assets	2,436.1	2,300.1

Property and equipment:
Land	25.0	24.3
Buildings & leasehold improvements	613.2	564.9
Fixtures and equipment	866.2	785.8
	1,504.4	1,375.0
Less accumulated depreciation and amortization	901.5	768.9
Net property and equipment	602.9	606.1

Goodwill, net	2,060.3	2,004.6
Other noncurrent assets	333.3	304.3
Total assets	$5,432.6	$5,215.1

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,464.3	$1,514.6
Accrued liabilities	709.8	564.3
Senior notes payable, current portion, net	124.7	-
Total current liabilities	2,298.8	2,078.9

Other long-term liabilities	172.3	118.1
Senior notes payable, net of discount	-	248.9
Total liabilities	2,471.1	2,445.9

Stockholders' equity:
Preferred stock - authorized 5.0 shares; no shares issued or outstanding	0.0	0.0
Class A common stock - $.001 par value; authorized 300.0 shares; 138.4 and 151.4 shares outstanding, respectively	0.1	0.2
Additional paid-in-capital	762.0	1,034.8
Accumulated other comprehensive income	230.0	167.6
Retained earnings	1,971.0	1,568.0
Equity attributable to GameStop Corp. stockholders	2,963.1	2,770.6
Equity (deficit) attributable to noncontrolling interest	(1.6)	(1.4)
Total equity	2,961.5	2,769.2
Total liabilities and stockholders' equity	$5,432.6	$5,215.1

Schedule I
GameStop Corp.
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	Oct 29, 2011		Oct 30, 2010
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$277.6	14.3%	$276.0	14.5%
New video game software	879.1	45.1%	839.1	44.2%
Used video game products	544.5	28.0%	528.0	27.8%
Other	245.6	12.6%	256.1	13.5%

Total	$1,946.8	100.0%	$1,899.2	100.0%

Schedule II
GameStop Corp.
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	Oct 29, 2011		Oct 30, 2010
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$22.9	8.2%	$21.7	7.9%
New video game software	194.1	22.1%	182.4	21.7%
Used video game products	250.3	46.0%	250.2	47.4%
Other	105.6	43.0%	92.0	35.9%

Total	$572.9	29.4%	$546.3	28.8%

CONTACT:
Matt Hodges
Divisional Vice President,
Public and Investor Relations
GameStop Corp.
(817) 424-2130